Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 33-63545, 333-46467, 333-74307, 333-121012, 333-121011, 333-121010, 333-120711, 333-120713, 333-120714, 333-120710, 333-166392, 333-188233, 333-208104, 333-217689, 333-223099, 333-238552, 333-273047, 333-273865, and 333-286894) on Form S-8, (Nos. 33-63557, 33-67434, 333-202836, 333-208103, 333-224096, 333-256902, and 333-280004) on Form S-3 and (Nos. 333-195049 and 333-292494) on Form S-4 of our reports dated February 12, 2026, with respect to the consolidated financial statements of Associated Banc-Corp and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Chicago, Illinois
February 12, 2026